Exhibit 99.1

SRA International, Inc. to Acquire ORION Scientific Systems

FAIRFAX, Virginia—January 8, 2004—SRA International, Inc. (NYSE: SRX) a leading provider of information technology services and solutions to the federal government, today announced the signing of a definitive agreement to acquire ORION Scientific Systems, which specializes in counter-intelligence, counter-terrorism, and law enforcement services and products.

Headquartered in Newport Beach, California, and founded in 1989, ORION is a privately-held company focused on national security and homeland defense. ORION provides analytical support, training, system development, and proprietary knowledge management applications to its customers in the intelligence agencies, Department of Defense, and law enforcement community. As of December 1, ORION had 205 employees; about 85% of them hold security clearances. ORION revenue for the twelve months ended December 31, 2003 is expected to be about $30 million.

Ernst Volgenau, SRA Chief Executive Officer and Chairman, said, “ORION meets our very strict acquisition criteria. Our companies are both based on the principles of honesty and service and are focused on work of national significance. Our cultures emphasize creating value for our customers and fulfilling employees. ORION provides superb capabilities and deep domain expertise in fast-growing, nationally significant areas. We will begin immediately working together on business opportunities to cross-sell services to clients of both firms.”

Commenting on the sale, James Stinson, ORION President and Chief Executive Officer, said, “Our customers, management team, and employees will all benefit from joining with SRA, which offers technical depth, valuable solutions, mature processes, and prime positions on major contract vehicles that will enable us to better serve our customers and grow our business. Just as important, both SRA and ORION share a deep commitment to their employees.”

The transaction will include both a cash and stock component, but the terms were not disclosed. Completing the transaction is subject to the customary conditions; closing is expected by the end of January.

SRA Senior Vice President and Chief Financial Officer, Steve Hughes stated, “The ORION acquisition makes both financial and strategic sense. We expect the acquisition to be accretive to earnings in 2004 and provide a healthy return on invested capital for our shareholders.”

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions to clients in national security, civil government, and health care and public health. SRA services include strategic consulting; systems design, development, and integration; and outsourcing and operations management. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies and technology, enterprise architecture, network operations and management, and enterprise systems management.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for five consecutive years. The Company’s 2,900 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Exhibit 99.1

About ORION

ORION Scientific Systems is a multidisciplinary research, analysis, consulting and software development firm. ORION specializes in solving complex information management, knowledge management, and information retrieval problems—particularly those encountered by decision-makers, crisis managers, and analysts engaged in intelligence, law enforcement, and special operations activities. Over the past fifteen years, ORION has emerged as a recognized leader in the development and application of unique solutions for complex information processing problems. Law enforcement and intelligence professionals around the world count on ORION for powerful, easy-to-use software solutions that manage, analyze, and communicate.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about expected future financial performance and about the estimated value of the task orders and work to be performed under new contracts, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenues, our ability to maintain our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts, and other factors discussed in our Form 10-Q for the quarter ended September 30, 2003 filed with the Securities and Exchange Commission on November 14, 2003. In addition, the forward-looking statements included in this press release represent our views as of January 8, 2004. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to January 8, 2004.

CONTACTS:
Stuart Davis	Stephen Hughes
Director, Investor Relations	Senior Vice President and CFO
SRA, International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-7010
stuart_davis@sra.com	steve_hughes@sra.com

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